EXHIBIT 5

(FOLEY & LARDNER LETTERHEAD)

March 12, 2001

WPS Resources Corporation
700 North Adams Street
Green Bay, WI 54307

Gentlemen:

        We have acted as counsel for you in conjunction with the preparation of a Form S-3 Registration Statement (the "Registration Statement"), relating to the sale of up to 1,500,000 shares of Common Stock, $1 par value of WPS Resources Corporation (the" Common Stock") and the associated rights to purchase shares of Common Stock accompanying each share of Common Stock (the"Rights") pursuant to the WPS Resources Corporation Stock Investment Plan (the "Plan"), in the manner set forth in the Registration Statement and prospectus contained therein (the "Prospectus"). We have examined: (I) the Registration Statement, including the Prospectus; (ii) the Articles of Incorporation and By-Laws of WPS Resources Corporation, as amended to date; (iii) resolutions of the Board of Directors of Wisconsin Public Service Corporation adopted on February 8, 2001; (iv) the Plan; and (v) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion. The terms of the Rights are as set forth in that certain Rights Agreement, dated as of December 12, 1996, by and between WPS Resources Corporation and Firstar Trust Company (the "Rights Agreement").

        1.    WPS Resources Corporation is a corporation duly organized and validly existing under the laws of the State of Wisconsin.

        2.    The Common Stock, when issued and paid for pursuant to the Plan and as set forth in the Registration Statement and Prospectus, will be legally issued, fully paid and nonassessable, provided that the consideration received for such shares is not less than the part value thereof, and no personal liability will attach to the ownership thereof, except with respect to debts owning to employees of WPS Resources Corporation for services performed for WPS Resources Corporation as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law and judicial interpretations thereof.

        3.    The Rights when issued pursuant to the terms of the Rights Agreement will be validly issued. We hereby consent to the reference to our firm under the caption "Legal Opinion" in the Prospectus and to the use of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended (the "Act") or within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Foley & Lardner

FOLEY & LARDNER